EXHIBIT 99.1
IMMEDIATE RELEASE

Pat Mulloy Appointed Chief Executive Officer of Sharps Compliance; Will Succeed David P. Tusa

HOUSTON, Texas, April 4, 2022 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today announced that it has appointed W. Patrick Mulloy (“Pat”) as President & Chief Executive Officer. Mr. Mulloy succeeds David P. Tusa, who resigned from the role effective April 1, 2022, to pursue other endeavors.

Pat Mulloy has served as a director of the Company since February 2021. Mr. Mulloy has more than 20 years of experience in the senior housing and long-term care industry, having led three successful senior housing companies. Most recently he served as Chief Executive Officer of Elmcroft Senior Living, a provider of assisted and independent living, as well as memory and respite care, with over 80 communities in 18 states, which he led from its founding in 2006 through early 2018. In 2000, Mr. Mulloy was recruited by Morgan Stanley Capital Partners to lead their venture backed senior housing company, LifeTrust America. In 2004 he was instrumental in the sale and merger of LifeTrust into Five Star Quality Care, Inc., a larger, national, publicly traded provider of senior housing services. From 1996 through early 2000, he served as President and Chief Executive Officer of Atria Senior Living, Inc., a large, national provider of retirement, assisted living and dementia care services. He served as CEO of Atria as both a private and public entity and led the successful sale of that company to Lazard Freres Real Estate Investments. Prior to 1996, Mr. Mulloy practiced law for nearly 20 years and also served as the Secretary of Finance to the Governor of Kentucky. He holds undergraduate and law degrees from Vanderbilt University and is licensed to practice law in New York and Kentucky.

Sharon Gabrielson, Chair of Sharps’ Board of Directors, stated, “With his distinguished career and prior corporate leadership roles in the Long-Term and Senior Care industry, we believe Pat has the experience and knowledge base to accelerate growth and further our leadership position as a provider of comprehensive medical and hazardous waste solutions, particularly as we heighten our efforts to capture a larger share of the long-term care market. He has made significant contribution in his role as a board member, and I’m confident Sharps will benefit from Pat’s many years of leadership experience as a public company senior executive and his specific expertise and perspective related to the senior housing market.

“On behalf of the Board, I’d like to thank David Tusa for his many contributions to the growth and success of our Company during his nearly 20 years with Sharps. David has played an instrumental role in the expansion and diversification of our model to include growing route-based and unused medications disposal offerings in addition to our legacy mail-back solution. We wish him well in his future endeavors,” Ms. Gabrielson concluded.

Pat Mulloy commented, “Sharps has made tremendous progress establishing its leadership role as a provider of comprehensive medical waste solutions to small and medium quantity generators, including long-term care and senior living communities. I look forward to leveraging the Company’s solid reputation for reliability and excellent customer service and its brand recognition in the marketplace to further capitalize on the significant market opportunities associated with both the management of medical waste and unused medications. Our Company is at an exciting point in its development as we drive our strategy to grow our leadership position in both the $1 billion medical waste market and in the $1 billion unused medication disposal market, with the goal of building shareholder value and becoming a much larger company.”

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Forward-Looking Statements

The information made available in this news release contains certain forward-looking statements relating to the Company that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. When used in this document, the words "may," “position,” "plan," “potential,” “designed,” “continue,” "anticipate," "believe," "expect," "estimate," “project,” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the known and unknown risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein including the impact of the coronavirus COVID-19 (“COVID-19”) pandemic on our operations and financial results. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s Quarterly Reports on Form 10-Q, our Annual Report on Form 10-K, and our other filings with the Securities and Exchange Commission. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the preceding list or the risk factors to be a complete list of all potential risks and uncertainties. The Company does not intend to update these forward-looking statements.

For more information contact:

Pat Mulloy Sharps Compliance Corp. President and Chief Executive Officer Phone: (713) 660-3514 Email: pmulloy@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com